Exhibit 99-B.8.129 FIRST AMENDMENT TO SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

This FIRST AMENDMENT TO SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT is made effective the 1st day of July, 2007, by and among Ameriprise Financial Services, Inc. (“Distributor”), RiverSource Service Corp. (“RSC”), RiverSource Distributors, Inc. (“RSD”), ING Life Insurance and Annuity Company (“ING Life”) and ING Financial Advisers, LLC (“ING Financial”).

WITNESSETH:

     WHEREAS, Distributor, RSC, ING Life and ING Financial have entered into to SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT dated December 29, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to replace a party thereto;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree to amend the Agreement as follows:

     Effective the 1st day of July, 2007, by deleting all references in the Agreement to “Ameriprise Financial Services, Inc.” and replacing them with “RiverSource Distributors, Inc. wherever they appear in the Agreement.

IN WITNESS WHEREOF, the Agreement is hereby amended as set forth above.

AMERIPRISE FINANCIAL SERVICES, INC.		ING LIFE INSURANCE AND ANNUITY COMPANY

By: ___/s/ William F. Truscott ___________		By: __/s/ Michael C. Eldredge ___________
Print Name: William F. Truscott		Name: ___Michael C. Eldredge _______________
Title: ______President________________		Title: ____Vice President _______________

RIVERSOURCE DISTRIBUTORS, INC.		ING Financial Advisers, LLC

By: ___/s/ Patrick T. Bannigan ___________		By: __/s/ David Kelsey _________________
Print Name:	Patrick T. Bannigan	Print Name: __David Kelsey ____________
Title: _____President_________________		Title: __Vice President _________________

RIVERSOURCE SERVICE CORPORATION

By: __/s/ Lyn Kephard - Strong ________
Print Name: __Lyn Kephard – Strong __
Title: ___President_________________